EQT Reports Third Quarter 2022 Results

PITTSBURGH, October 26, 2022 -- EQT Corporation (NYSE: EQT) today announced financial and operational results for the third quarter 2022.

Third Quarter 2022 and Recent Highlights:
•Sales volumes of 488 Bcfe
•Total per unit operating costs of $1.42 per Mcfe
•Capital expenditures, excluding noncontrolling interests, of $349 MM or $0.72 per Mcfe
•Net cash provided by operating activities of $1,150 MM, adjusted operating cash flow(1) of $940 MM and free cash flow(1) of $591 MM
•Announced agreement to acquire Tug Hill and XcL Midstream
•Doubled '22–'23 share repurchase authorization to $2.0 B; repurchased $380 MM of common stock since inception of the repurchase program, reducing share count by approximately 13.5 MM shares
•Raised year-end 2023 debt reduction target from $2.5 B to $4.0 B, maintaining 1.0-1.5x long-term leverage(1) target
•Added to S&P 500 index, joining top companies across all sectors of the U.S. economy
•Announced Appalachian Regional Clean Hydrogen Hub (ARCH2) collaboration with the State of West Virginia and leading energy & technology companies

President and CEO Toby Z. Rice stated, “Third quarter was an active one at EQT as we announced the accretive, bolt-on acquisition of Tug Hill and XcL Midstream. Alongside the announcement, we augmented our capital returns framework, with material increases to both our debt reduction goals and stock buyback authorization. Since last December, we have reduced our fully diluted share count by more than 19 million shares through common equity and convertible note repurchases at an average price of approximately $31 per share.”

Rice continued, “We also announced a collaboration with the State of West Virginia and various leading energy and technology companies to form the Appalachian Regional Clean Hydrogen Hub or ARCH2. Appalachia is ideally suited to lead the charge in clean hydrogen production in the United States and use of EQT’s extremely low emissions natural gas can act as a strategic foundation for America’s transition toward decarbonization. Lastly, we were honored to see EQT added to the S&P 500 earlier this month, which we view as another testament to our premier asset base, the success of our modern, digitally enabled operating model and the overall sustainability of our business.”

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Third Quarter 2022 Financial and Operational Performance

	Three Months Ended September 30,
($ millions, except average realized price and EPS)	2022	2021	Change
Total sales volume (Bcfe)	488	495	(7)
Average realized price ($/Mcfe)	$3.41	$2.33	$1.08
Net income (loss) attributable to EQT Corporation	$684	$(1,977)	$2,661
Adjusted net income attributable to EQT (a)	$422	$42	$380
Adjusted EBITDA (a)	$974	$565	$409
Diluted earnings (loss) per share	$1.69	$(5.54)	$7.23
Adjusted earnings per share (EPS) (a)	$1.04	$0.11	$0.93
Net cash provided by operating activities	$1,150	$48	$1,102
Adjusted operating cash flow (a)	$940	$396	$544
Capital expenditures, excluding noncontrolling interests	$349	$297	$52
Free cash flow (a)	$591	$99	$492

(a)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Average realized price increased for the three months ended September 30, 2022 compared to the same period in 2021 due to higher NYMEX prices, partly offset by unfavorable cash settled derivatives and unfavorable differential.

The Company expects to turn-in-line (TIL) 64 to 79 net wells in 2022, approximately 30 percent fewer wells compared to February guidance, driven largely by third-party impacts. Strong underlying well performance and field optimization have reduced the impact to 2022 sales volumes, which are now expected to be 1,925 – 1,975 Bcfe, or roughly in-line with the low end of the prior guidance range. The Company is also lowering its 2022 capital expenditures guidance range to $1.400 – $1.475 billion, or $0.71 – $0.77 per Mcfe, excluding noncontrolling interests and acquisitions.

Per Unit Operating Costs
The following presents certain of the Company's production-related operating costs on a per unit basis.

	Three Months Ended September 30,		Nine Months Ended September 30,
Per Unit ($/Mcfe)	2022	2021	2022	2021
Gathering	$0.69	$0.64	$0.67	$0.66
Transmission	0.31	0.26	0.30	0.29
Processing	0.11	0.10	0.10	0.10
Lease operating expense (LOE)	0.08	0.06	0.08	0.06
Production taxes	0.09	0.05	0.08	0.05
Exploration	—	0.04	—	0.02
SG&A	0.14	0.10	0.13	0.11
Total per unit operating costs	$1.42	$1.25	$1.36	$1.29

Production depletion	$0.85	$0.88	$0.85	$0.89

Operating expenses on a per Mcfe basis for the three months ended September 30, 2022 compared to the same period in 2021 were negatively impacted by lower sales volume unless otherwise noted.

Gathering expense increased on a per Mcfe basis for the three months ended September 30, 2022 compared to the same period in 2021 due primarily to higher gathering rates on certain variable rate contracts calculated based on the price of natural gas.

Transmission expense increased on a per Mcfe basis for the three months ended September 30, 2022 compared to the same period in 2021 due primarily to higher rates on and lower credits received from the Texas Eastern Transmission Pipeline and additional capacity acquired on the Rockies Express Pipeline in September 2021.

Production taxes increased on a per Mcfe basis for the three months ended September 30, 2022 compared to the same period in 2021 due to increased West Virginia severance taxes, which resulted primarily from higher prices.

SG&A expense increased on a per Mcfe basis for the three months ended September 30, 2022 compared to the same period in 2021 due primarily to higher long-term incentive compensation costs as a result of changes in the fair value of awards due to the increase in the price per share of the Company's common stock.

Liquidity
As of September 30, 2022, the Company had no credit facility borrowings and $27 million of letters of credit outstanding under its $2.5 billion credit facility. As of September 30, 2022, total debt and net debt(1) were $4.8 billion and $4.7 billion, respectively, compared to $5.6 billion and $5.5 billion, respectively, as of December 31, 2021.

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Tug Hill and XcL Midstream Acquisition
EQT previously announced its agreement to acquire Tug Hill’s upstream assets and XcL Midstream’s gathering and processing assets, for consideration of approximately $2.6 billion in cash and 55.0 million shares of EQT common stock, subject to customary closing adjustments. The transaction is expected to close in the fourth quarter of 2022, with an effective date of July 1, 2022.

The Tug Hill assets are anticipated to add approximately 90,000 core net acres offsetting EQT's existing core leasehold in West Virginia, approximately 800 MMcfe/d of production, and 11 years of inventory at maintenance capital levels. XcL Midstream adds 95-miles of owned and operated midstream gathering systems connected to every major long-haul interstate pipeline in southwest Appalachia. The liquids yields and integrated cost structure improves the durability of EQT's free cash flow generation and is expected to drive average pro forma free cash flow(1) breakeven down approximately $0.15 per MMBtu through 2027.

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

2022 Guidance

Production	Q4 2022	Full Year 2022
Total sales volume (Bcfe)	450 – 475	1,925 – 1,975
Liquids sales volume, excluding ethane (MBbls)	2,610 – 2,710	10,500 – 10,750
Ethane sales volume (MBbls)	1,565 – 1,665	6,100 – 6,200
Total liquids sales volume (MBbls)	4,175 – 4,375	16,600 – 16,950

Btu uplift (MMBtu / Mcf)	1.045 – 1.055	1.045 – 1.055

Average differential ($ / Mcf)	($0.95) – ($0.85)	($0.85) – ($0.75)

Resource Counts
Top-hole Rigs		1 – 2
Horizontal Rigs		2 – 3
Frac Crews		2 – 3

Per Unit Operating Costs ($ / Mcfe)
Gathering	$0.67 – $0.69	$0.66 – $0.68
Transmission	$0.31 – $0.33	$0.29 – $0.31
Processing	$0.09 – $0.11	$0.08 – $0.10
LOE	$0.07 – $0.09	$0.08 – $0.10
Production taxes	$0.07 – $0.09	$0.06 – $0.08
SG&A	$0.13 – $0.15	$0.11 – $0.13
Total per unit operating costs	$1.34 – $1.46	$1.28 – $1.40

Financial ($ Billions)
Adjusted EBITDA (a)		$3.450 – $3.550
Adjusted operating cash flow (a)		$3.300 – $3.400
Capital expenditures (b)	$0.375 – $0.425	$1.400 – $1.475
Free cash flow (a)		$1.900 – $2.000
Based on NYMEX natural gas price of $6.62 per MMBtu as of October 25, 2022.

(a)A non-GAAP financial measure. See the Non-GAAP Disclosures section for the definition of, and other important information regarding, the non-GAAP financial measures included in this news release, including reasons why the Company is unable to provide a projection of its 2022 net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, to projected adjusted operating cash flow and free cash flow, or a projection of its 2022 net income, the most comparable financial measure calculated in accordance with GAAP, to projected adjusted EBITDA.
(b)Excludes capital expenditures attributable to noncontrolling interests and acquisitions.

Third Quarter 2022 Earnings Webcast Information
The Company's conference call with securities analysts begins at 10:00 a.m. ET on Thursday October 27, 2022 and will be broadcast live via webcast. To access the live audio webcast, visit EQT's investor relations website at ir.eqt.com. A replay will be archived and available, for one year, in the same location after the conclusion of the live event.

Hedging (as of October 21, 2022)
The following table summarizes the approximate volume and prices of the Company's NYMEX hedge positions. The difference between the fixed price and NYMEX price is included in average differential presented in the Company’s price reconciliation.

	Q4 2022 (a)	Q1 2023	Q2 2023	Q3 2023	Q4 2023	2024
Hedged Volume (MMDth)	290	300	353	356	283	17
Hedged Volume (MMDth/d)	3.2	3.3	3.9	3.9	3.1	—

Swaps – Long
Volume (MMDth)	203	44	41	42	14	—
Avg. Price ($/Dth)	$6.07	$6.19	$4.77	$4.75	$4.77	$—

Swaps – Short
Volume (MMDth)	354	44	41	42	42	2
Avg. Price ($/Dth)	$3.14	$2.88	$2.53	$2.53	$2.53	$2.67

Calls – Long
Volume (MMDth)	54	40	40	40	40	51
Avg. Strike ($/Dth)	$4.88	$2.79	$2.72	$2.72	$2.72	$3.20

Calls – Short
Volume (MMDth)	239	233	300	303	197	66
Avg. Strike ($/Dth)	$6.32	$9.46	$4.85	$4.85	$4.69	$3.11

Puts – Long
Volume (MMDth)	155	299	352	355	255	15
Avg. Strike ($/Dth)	$5.33	$4.50	$3.30	$3.30	$3.35	$2.45

Puts – Short
Volume (MMDth)	17	—	—	—	—	—
Avg. Strike ($/Dth)	$4.40	$—	$—	$—	$—	$—

Fixed Price Sales
Volume (MMDth)	1	1	1	1	—	—
Avg. Price ($/Dth)	$3.37	$4.00	$2.24	$2.24	$—	$—

Option Premiums
Cash Settlement of Deferred Premiums (millions)	$—	$(107)	$(81)	$(82)	$(75)	$—
(a) October 1 through December 31.

For 2022 (October 1 through December 31), 2023 and 2024, the Company has natural gas sales agreements for approximately 5 MMDth, 88 MMDth and 11 MMDth, respectively, that include average NYMEX ceiling prices of $3.17, $2.84 and $3.21, respectively.

The Company has also entered into transactions to hedge basis. The Company may use other contractual agreements from time to time to implement its commodity hedging strategy.

NON-GAAP DISCLOSURES

Adjusted Net Income Attributable to EQT and Adjusted Earnings per Diluted Share (Adjusted EPS)
Adjusted net income attributable to EQT is defined as net income (loss) attributable to EQT Corporation, excluding gain on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EPS is defined as adjusted net income attributable to EQT divided by diluted weighted average common shares outstanding. Adjusted net income attributable to EQT and adjusted EPS are non-GAAP supplemental financial measures used by the Company's management to evaluate period-over-period earnings trends. The Company's management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted net income attributable to EQT and adjusted EPS to evaluate earnings trends because the measures reflect only the impact of settled derivative contracts; thus, the measures exclude the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. These measures also exclude other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted net income attributable to EQT and adjusted EPS should not be considered as alternatives to net income (loss) attributable to EQT Corporation or diluted earnings (loss) per share presented in accordance with GAAP.

The table below reconciles adjusted net income attributable to EQT and adjusted EPS with net income (loss) attributable to EQT Corporation and diluted earnings (loss) per share, respectively, the most comparable financial measures calculated in accordance with GAAP, each as derived from the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021 (b)	2022	2021 (b)
	(Thousands, except per share information)
Net income (loss) attributable to EQT Corporation	$683,670	$(1,976,812)	$58,983	$(2,947,499)
(Deduct) add:
Gain on sale/exchange of long-lived assets	(265)	(391)	(2,455)	(18,414)
Impairment and expiration of leases	20,497	41,109	97,536	83,500
Impairment of contract asset	—	—	184,945	—
Loss on derivatives	1,627,296	3,257,237	5,550,028	4,791,582
Net cash settlements paid on derivatives	(2,033,727)	(619,864)	(4,672,998)	(729,445)
Premiums received (paid) for derivatives that settled during the period	894	(9,155)	(31,318)	(28,460)
Other operating expenses	15,485	38,766	38,952	53,434
(Income) loss from investments	(2,877)	(43,184)	14,331	(66,861)
Loss on debt extinguishment	27,814	—	139,085	9,756
Seismic data purchase	—	19,750	—	19,750
Non-cash interest expense (amortization)	2,922	3,396	9,495	9,111
Tax impact of non-GAAP items (a)	80,029	(668,621)	(291,022)	(1,031,499)
Adjusted net income attributable to EQT	$421,738	$42,231	$1,095,562	$144,955
Diluted weighted average common shares outstanding	403,889	394,387	408,624	342,223
Diluted earnings (loss) per share	$1.69	$(5.54)	$0.16	$(9.67)
Adjusted EPS	$1.04	$0.11	$2.68	$0.42

(a)The tax impact of non-GAAP items represents the incremental tax (expense) benefit that would have been incurred had these items been excluded from net income (loss) attributable to EQT Corporation, which resulted in blended tax rates of 23.4% and 24.9% for the three months ended September 30, 2022 and 2021, respectively, and 21.9%

and 25.0% for the nine months ended September 30, 2022 and 2021, respectively. The rates differ from the Company's statutory tax rate due primarily to state taxes, including valuation allowances limiting certain state tax benefits.

(b)The Company adopted accounting guidance on January 1, 2022 which changed the amounts historically recorded for the Company's convertible senior notes. The amounts presented for the three and nine months ended September 30, 2021 have been recast to reflect this adoption. See the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 for further discussion.

Adjusted EBITDA
Adjusted EBITDA is defined as net income (loss), excluding interest expense, income tax expense (benefit), depreciation and depletion, gain on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EBITDA is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted EBITDA to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted EBITDA should not be considered as an alternative to net income (loss) presented in accordance with GAAP.

The table below reconciles adjusted EBITDA with net income (loss), the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Thousands)
Net income (loss)	$687,462	$(1,976,211)	$67,103	$(2,947,474)
Add (deduct):
Interest expense	60,138	75,509	194,025	218,236
Income tax expense (benefit)	152,206	(661,380)	(5,257)	(1,020,650)
Depreciation and depletion	418,695	442,876	1,269,936	1,200,280
Gain on sale/exchange of long-lived assets	(265)	(391)	(2,455)	(18,414)
Impairment and expiration of leases	20,497	41,109	97,536	83,500
Impairment of contract asset	—	—	184,945	—
Loss on derivatives	1,627,296	3,257,237	5,550,028	4,791,582
Net cash settlements paid on derivatives	(2,033,727)	(619,864)	(4,672,998)	(729,445)
Premiums received (paid) for derivatives that settled during the period	894	(9,155)	(31,318)	(28,460)
Other operating expenses	15,485	38,766	38,952	53,434
(Income) loss from investments	(2,877)	(43,184)	14,331	(66,861)
Loss on debt extinguishment	27,814	—	139,085	9,756
Seismic data purchase	—	19,750	—	19,750
Adjusted EBITDA	$973,618	$565,062	$2,843,913	$1,565,234

The Company has not provided projected net income (loss) or a reconciliation of projected adjusted EBITDA to projected net income (loss), the most comparable financial measure calculated in accordance with GAAP. Net income (loss) includes the impact of depreciation and depletion expense, income tax expense (benefit), the revenue impact of changes in the projected fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods and the tax effect of such items, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, projected net income (loss), and a reconciliation of projected adjusted EBITDA to projected net income (loss), are not available without unreasonable effort.

Adjusted Operating Cash Flow and Free Cash Flow
Adjusted operating cash flow is defined as net cash provided by operating activities less changes in other assets and liabilities. Free cash flow is defined as adjusted operating cash flow less accrual-based capital expenditures, excluding capital expenditures attributable to noncontrolling interests. Adjusted operating cash flow and free cash flow are non-GAAP supplemental financial measures used by the Company's management to assess liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders. The Company’s management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Adjusted operating cash flow and free cash flow should not be considered as alternatives to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The table below reconciles adjusted operating cash flow and free cash flow with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Cash Flows to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Thousands)
Net cash provided by operating activities	$1,150,118	$48,108	$2,401,758	$491,502
(Increase) decrease in changes in other assets and liabilities	(210,460)	347,981	342,726	796,618
Adjusted operating cash flow	$939,658	$396,089	$2,744,484	$1,288,120
Less: Capital expenditures	(355,597)	(297,712)	(1,041,997)	(781,427)
Add: Capital expenditures attributable to noncontrolling interests	6,561	682	10,996	5,739
Free cash flow	$590,622	$99,059	$1,713,483	$512,432

The Company has not provided projected net cash provided by operating activities or reconciliations of projected adjusted operating cash flow and free cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its payments and its customers’ payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow and free cash flow, as applicable. Natural gas prices are volatile and out of the Company’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliations of projected adjusted operating cash flow and free cash flow to projected net cash provided by operating activities, without unreasonable effort.

Adjusted EBITDA to Free Cash Flow Reconciliation
The table below reconciles adjusted EBITDA to free cash flow.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Thousands)
Adjusted EBITDA	$973,618	$565,062	$2,843,913	$1,565,234
(Deduct) add:
Interest expense	(60,138)	(75,509)	(194,025)	(218,236)
Non-cash interest expense (amortization)	2,922	3,396	9,495	9,111
Other operating expenses	(15,485)	(38,766)	(38,952)	(53,434)
Seismic data purchase	—	19,750	—	19,750
Non-cash share-based compensation expense	12,148	7,307	33,706	20,822
Current income tax benefit (expense)	(1,759)	515	(8,972)	556
Amortization and other	28,352	(85,666)	99,319	(55,683)
Adjusted operating cash flow	$939,658	$396,089	$2,744,484	$1,288,120
Less: Capital expenditures	(355,597)	(297,712)	(1,041,997)	(781,427)
Add: Capital expenditures attributable to noncontrolling interest	6,561	682	10,996	5,739
Free cash flow	$590,622	$99,059	$1,713,483	$512,432

Adjusted Operating Revenues
Adjusted operating revenues is defined as total operating revenues, less the revenue impact of changes in the fair value of derivative instruments prior to settlement and net marketing services and other revenues. Adjusted operating revenues (also referred to as total natural gas and liquids sales, including cash settled derivatives) is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted operating revenues to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes net marketing services and other revenues because it is unrelated to the revenue for the Company's natural gas and liquids production. Adjusted operating revenues should not be considered as an alternative to total operating revenues presented in accordance with GAAP.

The table below reconciles adjusted operating revenues to total operating revenues, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Thousands, unless otherwise noted)
Total operating revenues	$2,069,463	$(1,464,838)	$4,017,861	$(775,031)
Add (deduct):
Loss on derivatives	1,627,296	3,257,237	5,550,028	4,791,582
Net cash settlements paid on derivatives	(2,033,727)	(619,864)	(4,672,998)	(729,445)
Premiums received (paid) for derivatives that settled during the period	894	(9,155)	(31,318)	(28,460)
Net marketing services and other	(2,565)	(8,349)	(21,860)	(23,646)
Adjusted operating revenues	$1,661,361	$1,155,031	$4,841,713	$3,235,000

Total sales volume (MMcfe)	487,666	495,013	1,481,458	1,330,798
Average realized price ($/Mcfe)	$3.41	$2.33	$3.27	$2.43

Net Debt and Leverage
Net debt is defined as total debt less cash and cash equivalents. Total debt includes the Company's current portion of debt, credit facility borrowings, senior notes and note payable to EQM Midstream Partners, LP. Leverage is defined as net debt divided by adjusted EBITDA. Net debt is a non-GAAP supplemental financial measure used by the Company’s management to evaluate leverage since the Company could choose to use its cash and cash equivalents to retire debt. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Net debt should not be considered as an alternative to total debt presented in accordance with GAAP.

The table below reconciles net debt with total debt, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Balance Sheets to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

	September 30, 2022	December 31, 2021 (b)
	(Thousands)
Current portion of debt (a)	$421,987	$1,060,970
Senior notes	4,257,359	4,435,782
Note payable to EQM Midstream Partners, LP	89,973	94,320
Total debt	4,769,319	5,591,072
Less: Cash and cash equivalents	87,541	113,963
Net debt	$4,681,778	$5,477,109

(a)Pursuant to the terms of the Company's convertible senior notes indenture, a sale price condition for conversion of the convertible notes was satisfied as of September 30, 2022 and December 31, 2021, and, accordingly, holders of convertible notes may convert any of their convertible notes, at their option, at any time during the subsequent quarter, subject to all terms and conditions set forth in the convertible notes indenture. Therefore, as of September 30, 2022 and December 31, 2021, the net carrying value of the Company's convertible notes was included in current portion of debt in the Consolidated Balance Sheets. See the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 for further discussion.

(b)The Company adopted new accounting guidance on January 1, 2022 which changed the amounts historically recorded for the Company's convertible senior notes. As of December 31, 2021, net debt increased by $106 million compared to the previously reported amount. See the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 for further discussion.

The Company has not provided a reconciliation of projected net debt to projected total debt, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project total debt for any future period because total debt is dependent the timing of cash receipts and disbursements that may not relate to the periods in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy and therefore cannot reasonably determine the timing and payment of credit facility borrowings or other components of total debt without unreasonable effort. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items that impact reconciling items between certain of the projected total debt and projected net debt, as applicable. Natural gas prices are volatile and out of the Company's control, and the timing of transactions and the distinction between cash on hand as compared to credit facility borrowings are too difficult to accurately predict. Therefore, the Company is unable to provide a reconciliation of projected net debt to projected total debt, without unreasonable effort.

Investor Contact:
Cameron Horwitz
Managing Director, Investor Relations & Strategy
412.395.2555
cameron.horwitz@eqt.com

About EQT Corporation
EQT Corporation is a leading independent natural gas production company with operations focused in the cores of the Marcellus and Utica Shales in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via EQT’s investor relations website at https://ir.eqt.com.

Cautionary Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT Corporation and its subsidiaries (collectively, the Company), including guidance regarding the Company’s strategy to develop its reserves; drilling plans and programs (including the number and type of drilling rigs and the number of frac crews to be utilized by the Company); projected natural gas prices, basis and average differential; the impact of commodity prices on the Company's business; total resource potential; projected production and sales volume and growth rates; projected well costs and unit costs; the Company's ability to successfully implement and execute its operational, organizational, technological and environmental, social and governance (ESG) initiatives, including the projected timing of achieving its emissions reduction goals, and the Company's ability to achieve the anticipated results of such initiatives; potential or pending acquisition transactions, including the proposed acquisition of Tug Hill and XcL Midstream, and the projected timing thereof, if at all; the amount and timing of any redemptions, repayments or repurchases of the Company's common stock, outstanding debt securities or other debt instruments; the Company’s ability to reduce its debt and the timing of such reductions, if any; projected dividends, if any; projected free cash flow, adjusted operating cash flow, and adjusted EBITDA; liquidity and financing requirements, including funding sources and availability; the Company's ability to maintain or improve its credit ratings, leverage levels and financial profile, and the timing of achieving such improvements, if at all; the Company’s hedging strategy and projected margin posting obligations; the Company’s tax position and projected effective tax rate; and the expected impact of changes in laws.

The forward-looking statements included in this news release involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. These risks and uncertainties include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company’s ability to appropriately allocate capital and resources among its strategic opportunities; access to and cost of capital, including rising interest rates; the Company’s hedging and other financial contracts; inherent hazards and risks normally incidental to drilling for, producing, transporting and storing natural gas, natural gas liquids (NGLs) and oil; cyber security risks; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and water required to execute the Company's exploration and development plans, including as a result of inflationary pressures, the COVID-19 pandemic or otherwise; risks associated with operating primarily in the Appalachian Basin and obtaining a substantial amount of the Company’s midstream services from Equitrans Midstream Corporation; the ability to obtain environmental and other permits and the timing thereof; government regulation or action, including regulations pertaining to methane and other greenhouse gas emissions; negative public perception of the fossil fuels industry; increased consumer demand for alternatives to natural gas; environmental and weather risks, including the possible impacts of climate change; and disruptions to the Company’s business due to acquisitions and other significant transactions, including the proposed acquisition of Tug Hill and XcL Midstream. These and other risks are described under Item 1A, “Risk Factors,” and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and other documents the Company files from time to time with the Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Thousands, except per share amounts)
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$3,694,194	$1,784,050	$9,546,029	$3,992,905
Loss on derivatives	(1,627,296)	(3,257,237)	(5,550,028)	(4,791,582)
Net marketing services and other	2,565	8,349	21,860	23,646
Total operating revenues	2,069,463	(1,464,838)	4,017,861	(775,031)
Operating expenses:
Transportation and processing	541,092	494,897	1,596,900	1,404,697
Production	81,785	57,823	235,353	152,599
Exploration	357	20,495	2,870	23,223
Selling, general and administrative	67,231	49,113	195,603	143,972
Depreciation and depletion	418,695	442,876	1,269,936	1,200,280
Gain on sale/exchange of long-lived assets	(265)	(391)	(2,455)	(18,414)
Impairment of contract asset	—	—	184,945	—
Impairment and expiration of leases	20,497	41,109	97,536	83,500
Other operating expenses	15,485	38,766	38,952	53,434
Total operating expenses	1,144,877	1,144,688	3,619,640	3,043,291
Operating income (loss)	924,586	(2,609,526)	398,221	(3,818,322)
(Income) loss from investments	(2,877)	(43,184)	14,331	(66,861)
Dividend and other income	(157)	(4,260)	(11,066)	(11,329)
Loss on debt extinguishment	27,814	—	139,085	9,756
Interest expense	60,138	75,509	194,025	218,236
Income (loss) before income taxes	839,668	(2,637,591)	61,846	(3,968,124)
Income tax expense (benefit)	152,206	(661,380)	(5,257)	(1,020,650)
Net income (loss)	687,462	(1,976,211)	67,103	(2,947,474)
Less: Net income attributable to noncontrolling interests	3,792	601	8,120	25
Net income (loss) attributable to EQT Corporation	$683,670	$(1,976,812)	$58,983	$(2,947,499)

Income (loss) per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	369,987	356,792	371,308	304,961
Net income (loss)	$1.85	$(5.54)	$0.16	$(9.67)
Diluted:
Weighted average common stock outstanding	403,889	356,792	377,028	304,961
Net income (loss)	$1.69	$(5.54)	$0.16	$(9.67)

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Thousands, unless otherwise noted)
NATURAL GAS
Sales volume (MMcf)	463,856	464,574	1,406,715	1,249,140
NYMEX price ($/MMBtu)	$8.18	$4.02	$6.75	$3.23
Btu uplift	0.44	0.19	0.35	0.17
Natural gas price ($/Mcf)	$8.62	$4.21	$7.10	$3.40

Basis ($/Mcf) (a)	$(0.97)	$(0.76)	$(0.70)	$(0.54)
Cash settled basis swaps ($/Mcf)	(0.05)	(0.05)	(0.08)	(0.05)
Average differential, including cash settled basis swaps ($/Mcf)	$(1.02)	$(0.81)	$(0.78)	$(0.59)
Average adjusted price ($/Mcf)	$7.60	$3.40	$6.32	$2.81
Cash settled derivatives ($/Mcf)	(4.32)	(1.20)	(3.24)	(0.49)
Average natural gas price, including cash settled derivatives ($/Mcf)	$3.28	$2.20	$3.08	$2.32
Natural gas sales, including cash settled derivatives	$1,519,597	$1,021,529	$4,335,811	$2,891,452

LIQUIDS
NGLs, excluding ethane:
Sales volume (MMcfe) (b)	13,841	16,504	43,043	47,262
Sales volume (Mbbl)	2,307	2,751	7,174	7,877
NGLs price ($/Bbl)	$48.77	$49.39	$57.25	$40.67
Cash settled derivatives ($/Bbl)	(3.78)	(16.35)	(4.45)	(9.82)
Average NGLs price, including cash settled derivatives ($/Bbl)	$44.99	$33.04	$52.80	$30.85
NGLs sales, including cash settled derivatives	$103,789	$90,877	$378,811	$243,057
Ethane:
Sales volume (MMcfe) (b)	8,464	10,546	27,071	26,936
Sales volume (Mbbl)	1,411	1,758	4,512	4,490
Ethane price ($/Bbl)	$15.68	$9.22	$14.47	$7.64
Ethane sales	$22,123	$16,202	$65,276	$34,296
Oil:
Sales volume (MMcfe) (b)	1,505	3,389	4,629	7,460
Sales volume (Mbbl)	251	565	772	1,243
Oil price ($/Bbl)	$63.20	$46.79	$80.12	$53.24
Oil sales	$15,852	$26,423	$61,815	$66,195

Total liquids sales volume (MMcfe) (b)	23,810	30,439	74,743	81,658
Total liquids sales volume (Mbbl)	3,969	5,074	12,458	13,610
Total liquids sales	$141,764	$133,502	$505,902	$343,548

TOTAL
Total natural gas and liquids sales, including cash settled derivatives (c)	$1,661,361	$1,155,031	$4,841,713	$3,235,000
Total sales volume (MMcfe)	487,666	495,013	1,481,458	1,330,798
Average realized price ($/Mcfe)	$3.41	$2.33	$3.27	$2.43

(a)Basis represents the difference between the ultimate sales price for natural gas, including the effects of delivered price benefit or deficit associated with the Company's firm transportation agreements, and the NYMEX natural gas price.
(b)NGLs, ethane and oil were converted to Mcfe at a rate of six Mcfe per barrel.
(c)Also referred to in this report as adjusted operating revenues, a non-GAAP supplemental financial measure.